Exhibit 10.24

2026 Non-Employee Director Compensation

Each non-employee director of the Company shall receive for calendar year 2026 an annual retainer fee of $220,000, payable $110,000 in cash, paid quarterly in arrears, and $110,000 in restricted stock units or shares of restricted stock to be awarded promptly after the 2026 annual meeting of shareholders, subject to vesting on the later of (i) the 2027 annual meeting of shareholders of the Company or (ii) 50 weeks following the grant date. Non-employee directors with significant additional duties shall receive the following additional annual retainers: (i) $90,000 for the Chair of the Board of Directors; (ii) $20,000 for the Chair of the Audit Committee, (iii) $15,000 for the Chair of the Compensation and Management Development Committee, and (iv) $10,000 for the Chair of the Corporate Governance Committee.